CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BLUE DOLPHIN ENERGY COMPANY

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, as amended (the “DGCL”), BLUE DOLPHIN ENERGY COMPANY, a Delaware corporation (the “Corporation”), hereby certifies as follows:

     FIRST: The name of the Corporation is Blue Dolphin Energy Company. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 27, 2009.

     SECOND: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.

     THIRD: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

Article IV is amended to insert the following paragraph as paragraph two of the Amended and Restated Certificate of Incorporation, such existing paragraph two of the Amended and Restated Certificate of Incorporation thereafter being paragraph three of the Amended and Restated Certificate of Incorporation:

          “Effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Date”), every seven (7) shares of Common Stock, issued and outstanding immediately prior to the Effective Date shall, automatically and without any action on the part of the respective holders thereof, be combined, reclassified and changed into one fully paid and non-assessable share of Common Stock; provided, however, that no fractional shares of Common Stock shall be issued. Stockholders who would otherwise be entitled to a fractional share of Common Stock shall receive cash for such holder’s fractional share equal to the product obtained by multiplying (a) the closing sale price per share of the Common Stock, as reported on the NASDAQ Stock Market, on the last trading day preceding the Effective Date, by (b) the fraction of one share of Common Stock owned by the stockholder.”

[Signature page follows]

IN WITNESS WHEREOF, Blue Dolphin Energy Company has caused this Certificate of Amendment to be executed by Ivar Siem, its Chairman, Chief Executive Officer, President, Assistant Treasurer and Secretary on this 15th day of July, 2010.

BLUE DOLPHIN ENERGY COMPANY

By:	/s/ IVAR SIEM
Name:	Ivar Siem
Title:	Chairman, Chief Executive Officer, President, Assistant Treasurer and Secretary